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                                  EXHIBIT 5.1


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April 13, 1999

Stewart Finance Company
610 Sibley Avenue
Union Point, Georgia 30669

Gentlemen:

         We refer to the registration statement of Stewart Finance Company, a Georgia corporation (the "Company"), on Form SB-2 (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission (the "Commission") concurrently herewith, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of Senior Demand Notes in the aggregate principal amount of $809,931, Subordinated Debentures in the aggregate principal amount of $12,421,245, and 33,475 shares of Series A Preferred Stock, par value $0.001 per share, of the Company (collectively, the "Securities") to be offered to certain eligible offerees pursuant to a registered rescission offering by the Company on a best efforts basis. This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-B promulgated by the Commission under the Securities Act.

         This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

         As counsel for the Company, we have examined the Registration Statement, and we are familiar with the proceedings taken by the Company relating to it. We also have examined the Articles of Incorporation and the Bylaws of the Company and such Company records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have made such investigations and have examined such certificates of public officials and officers of the Company and such other documents and records as we deemed necessary for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures on all documents submitted to us as originals, the authenticity of all documents submitted to us as originals or certified, photostatic or facsimile copies, and the conformity to the originals of all documents submitted to us as copies. We also have relied upon the accuracy of the aforementioned certificates of public officials and, as to matters of fact, of officers of the Company. We have also relied on Company records and have assumed the accuracy and completeness thereof.

         Based upon the foregoing, it is our opinion that the Securities have been duly authorized, legally issued and fully paid and non-assessable and that the Senior Demand Notes and Subordinated Debentures are binding obligations of the Company.



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         We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement, and to the reference to this firm under the caption "Legal Matters" contained in the prospectus filed as part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                               Very truly yours,



                                               HOLLAND & KNIGHT LLP